PRESS RELEASE

Clorox Announces Appointment of Julia Denman and Stephanie Plaines to its Board of Directors

OAKLAND, California, May 18 – The Clorox Company (NYSE: CLX) today announced the appointment of Julia (Charter) Denman and Stephanie Plaines to its board of directors, bringing additional deep financial expertise and industry leadership experience.

Julia Denman	Stephanie Plaines

Denman, 51, brings nearly 30 years of leadership and financial experience in both the technology and consumer packaged goods sectors. As corporate vice president and head of internal audit, enterprise risk and compliance at Microsoft, she provides independent and objective assessments of the company’s business strategies and operations as well as oversight of its governance and strategy for global risk management and compliance. She previously served as chief financial officer of Microsoft’s worldwide marketing and consumer business and, before that, its devices business. Prior to joining Microsoft, she spent 20 years with Procter & Gamble in leadership roles in the U.S. and Europe, including as assistant treasurer.

Plaines, 55, brings more than 30 years of strategic finance expertise with corporate leaders PepsiCo, Ahold, Walmart and Starbucks as well as strong board and operational leadership experience, including deep experience in the use of data analytics to develop consumer-centric marketing and brand strategies. As chief financial officer for e-commerce at Sam’s Club, she helped grow that business as well as its omnichannel retail presence at a time of unprecedented expansion. She was also a key part of transformational growth at Ahold. Most recently, she served as global chief financial officer at Jones Lang LaSalle. She started her career in investment banking and mergers and acquisitions at UBS. In addition, Plaines has served on the board of Nielsen Holdings plc since 2021 and on the board of KKR Acquisition Holdings I Corp. since 2022.

“We’re fortunate to add two leaders of the caliber of Julia and Stephanie to our board,” said Matthew J. Shattock, independent chair of the board at The Clorox Company. “The breadth and depth of their strategic and financial leadership and track records of value creation and transformation add to the strength and diversity of our board. Their backgrounds and fresh perspectives will serve us well as we continue to position Clorox to win in the marketplace and create long-term value for our stakeholders.”

With the appointments of Denman and Plaines, the board of directors has expanded from 11 members to 13, and the directors are now 46% female and 30% people of color. These additions align with Clorox’s commitment to ongoing board refreshment to ensure a strong balance of qualifications, experience, diversity and tenure.

Both Denman and Plaines are expected to serve on the audit committee.

Additional information about The Clorox Company board of directors can be found at www.thecloroxcompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 9,000 employees worldwide and fiscal year 2021 sales of $7.3 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags and wraps; Kingsford® grilling products; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife®, Rainbow Light®, Natural Vitality CALM™, and NeoCell® vitamins, minerals and supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. More than 80% of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation's New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, included on the Barron's 2022 100 Most Sustainable Companies list, 2022 Bloomberg Gender-Equality Index, the Human Rights Campaign's 2022 Corporate Equality Index and the 2021 Parity.org Best Places for Women to Advance list, among others. In support of its communities, The Clorox Company and its foundations contributed about $20 million in combined cash grants, product donations and cause marketing in fiscal year 2021. For more information, visit TheCloroxCompany.com and follow the company on Twitter at @CloroxCo.

Media Relations
Naomi Greer, naomi.greer@clorox.com

Investor Relations
Kerry Pohlson, kerry.pohlson@clorox.com
Lisah Burhan, lisah.burhan@clorox.com